Exhibit 99.1

Press and investor contact:

Joe Crivelli

Senior Vice President

Gregory FCA

610-228-2100

MeetMe Expects Second Quarter Revenue of Approximately $9.0 Million

Strong acceptance of mobile advertising products, high user engagement, and stability of online traffic and revenue drive topline improvement

New quarterly record expected for mobile revenue, up approximately 30% sequentially and 90% year over year

NEW HOPE, Pa. – June 25, 2013 – MeetMe, Inc. (NYSE MKT: MEET), the public market leader for social discovery, today announced that it is now expecting second quarter revenue of approximately $9.0 million, up approximately 15% on a sequential basis. The company previously indicated that it expected revenues to be flat on a sequential basis.

Mobile revenue is expected to be approximately $2.5 million, a new quarterly record, compared to $1.9 million in the first quarter, up approximately 30% sequentially and 90% year over year. The previous quarterly record for mobile revenue was $2.2 million, set in the seasonally-strong fourth quarter of 2012.

The company believes the projected improvement in second quarter revenue is being driven by strong advertiser acceptance of new MeetMe advertising products for the mobile environment. Subscribers are clicking on mobile advertisements at a rate of more than 100,000 clicks per day and viewing more than 1.5 billion mobile advertising impressions per month.

As noted earlier this month, MeetMe has observed its native feed advertisements commanding CPMs over 150% higher than its traditional mobile banners. These results are nearly on par with the CPMs achieved on the web, signaling a path toward the expected convergence of mobile and web monetization rates. In addition, mobile users are clicking on advertisements at a rate that is currently 40% higher than the click-through rate for online advertisements. In addition, the company believes that its online business has stabilized considerably in Q2.

Geoff Cook, Chief Executive Officer, stated, “With the second quarter revenue trends, we are demonstrating that the new mobile advertising products we have introduced are gaining strong acceptance from both advertisers and our subscribers alike. As we continue to monetize our mobile business, we expect the MeetMe service to continue to be a powerful tool for people to connect with each other as well as the brands that they respect. At the same time, we are pleased that our online business is projected to stabilize considerably in the second quarter.”

MeetMe expects to announce full second quarter results in early August, 2013.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NYSE MKT: MEET). MeetMe makes meeting new people fun through social games and apps, monetized by both advertising and virtual currency. With 60% of traffic coming from mobile, MeetMe is fast becoming the social gathering place for the mobile generation. The company operates MeetMe.com and MeetMe apps on iPhone, iPad, and Android in multiple languages including English, Spanish, Portuguese, French, Italian, German, Chinese (traditional), Russian and Japanese.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release, including those relating to expected revenue, including mobile advertising revenue, strong acceptance of mobile advertising products, high user engagement, stability of MeetMe’s online business, and the convergence of mobile and web monetization rates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  Important factors that could cause actual results to differ from those in the forward-looking statements include:  the risk that the launch of new products will not result in additional revenue, the risk that users will not accept our mobile advertising products, the risk that unanticipated events affect the functionality of our mobile application with popular mobile operating systems, any changes in such operating systems that degrade our mobile application’s functionality and other unexpected issues which could adversely affect usage on mobile devices.  Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2012 and the Current Report on Form 8-K filed with the SEC on May 1, 2013.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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